Exhibit 99

NEWS RELEASE

November 3, 2023

Dominion Energy Continues to Advance Business Review;

Announces Third-Quarter 2023 Earnings

•
Priorities & commitments of ongoing business review are unchanged including commitment to current dividend
•
Fully regulated Coastal Virginia Offshore Wind (CVOW) project on time and on budget; company in advanced stages of process to assume a noncontrolling equity financing partner – final strategic step outstanding in business review
•
Company to conclude review upon completion of CVOW partnership decision; expected by year-end 2023 or early 2024
•
Cove Point and gas utilities accounted for as discontinued operations; removed from operating earnings
•
Third-quarter 2023 GAAP net income of $0.17 per share; operating earnings (non-GAAP) of $0.77 per share
•
Company initiates fourth-quarter 2023 operating earnings (non-GAAP) guidance of $0.35 per share

RICHMOND, Va. – Dominion Energy, Inc. (NYSE: D), today provided an update on its comprehensive business review and announced third-quarter 2023 earnings.

Business review update

Chair, President, and Chief Executive Officer Robert M. Blue, said:

“We have made significant progress in our business review, which is focused on repositioning the company to create maximum long-term value for shareholders, employees, customers, and other stakeholders. Our guiding priorities and commitments are unchanged, and we are rapidly nearing a comprehensive review conclusion.

“In the past 12 months, we have (1) enhanced the durability of our Virginia regulatory model, (2) committed to our current dividend, (3) committed to and improved earnings quality, (4) announced asset sales that will significantly strengthen our credit metrics, (5) continued our disciplined approach to O&M cost control, and (6) followed best practices related to executive compensation and board refreshment to maintain strong corporate governance, all while providing the reliable, affordable, and increasingly clean energy that powers our customers every day.

“Our fully regulated offshore wind project is on time and on budget and is expected to save customers more than $3 billion in fuel costs over the first 10 years of operation, while creating hundreds of jobs and millions of dollars of local economic benefit.

“We are in the advanced stages of a process to identify a noncontrolling equity financing partner in the project. The process has driven considerable interest from attractive and high-quality potential counterparties. A properly structured partnership with the right counterparty is an attractive option, but only if the terms of a potential transaction make sense for our customers and shareholders.

“We will conclude the business review when we have made a final decision regarding whether to bring on an offshore wind project partner. This is the final strategic step outstanding in the business review and it is in the long-term best interests of our customers and shareholders that we make the right, not just the expedient, decision. We expect a decision by year-end 2023 or in early 2024.

“As we near the review’s conclusion, I am more confident than I have ever been about the future of Dominion Energy. We have always had great assets, operated at best-in-class levels by an industry-leading workforce of dedicated employees. Upon completion of the review, we expect to host an investor meeting to discuss the company's repositioned strategic and financial outlook. We expect to have a solid long-term financial foundation that matches the remarkable quality of our assets and people."

Third-quarter 2023 financial results

The company reported unaudited net income determined in accordance with Generally Accepted Accounting Principles (GAAP, or reported earnings) for the three months ended Sept. 30, 2023, of $163 million ($0.17 per share) compared with net income of $778 million ($0.91 per share) for the same period in 2022.

Operating earnings (non-GAAP) for the three months ended Sept. 30, 2023, were $667 million ($0.77 per share), compared to operating earnings of $847 million ($0.99 per share) for the same period in 2022.

Differences between GAAP and operating earnings for the period include a net gain from discontinued operations associated with the sale of remaining noncontrolling interest in Cove Point and gas distribution operations, deferred taxes associated with the sale of gas distribution operations, the gains and losses on nuclear decommissioning trust funds, mark-to-market impact of economic hedging activities, and other adjustments. Details of operating earnings as compared to prior periods, business segment results and detailed descriptions of items included in reported earnings but excluded from operating earnings can be found on Schedules 1, 2, 3 and 4 of this release.

Guidance

Dominion Energy expects fourth-quarter operating earnings of approximately $0.35 per share based on normal weather in its utility service areas.

Additional Information

As previously reported on Sept. 5, 2023, Dominion Energy announced agreements to sell its gas distribution companies to Enbridge (TSX: ENB) (NYSE: ENB). In addition, Dominion Energy completed the sale in September 2023 of its remaining 50% noncontrolling partnership interest in Cove Point to Berkshire Hathaway Energy under the agreement entered in July 2023. These operations have been reclassified as discontinued operations and held for sale in Dominion Energy’s GAAP reporting and excluded from operating earnings. Subsequently in September 2023, Dominion Energy revised its primary operating segments, and its renewable natural gas businesses will be reported in Contracted Energy, formerly the Contracted Assets operating segment. Dominion Energy’s GAAP reporting and operating earnings have been recast to reflect these changes in presentation, which excludes any potential impact from the use of expected sales proceeds.

Business review investor event

Dominion Energy expects to host an investor event upon conclusion of the company’s business review to discuss the Company’s repositioned strategic and financial outlook. During the investor event, management will review Dominion Energy’s overall strategy, provide comprehensive and multi-year financial and capital investment guidance, and participate in Q&A.

Webcast today

The company will host its third-quarter 2023 earnings call at 10 a.m. ET on Friday, Nov. 3, 2023. Management will discuss matters of interest to financial and other stakeholders including recent financial results.

A live webcast of the conference call, including accompanying slides and other financial information, will be available on the investor information pages at investors.dominionenergy.com.

For individuals who prefer to join via telephone, domestic callers should dial 1-800-343-1703 and international callers should dial 1-785-424-1226. The passcode for the telephonic earnings call is 80455. Participants should dial in 10 to 15 minutes prior to the scheduled start time.

A replay of the webcast will be available on the investor information pages by the end of the day Nov. 3. A telephonic replay of the earnings call will be available beginning at about 1 p.m. ET on Nov. 3. Domestic callers may access the recording by dialing 1-800-839-5493. International callers should dial 1-402-220-2552. The PIN for the replay is 80455.

Important note to investors regarding operating, reported earnings

Dominion Energy uses operating earnings (non-GAAP) as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Operating earnings are defined as reported earnings adjusted for certain items. Dominion Energy also uses operating earnings internally for budgeting, for reporting to the board of directors, for the company’s incentive compensation plans, and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, the mark-to-market impact of economic hedging activities, gains and losses on nuclear decommissioning trust funds, acquisitions, divestitures, or extreme weather events and other natural disasters. Dominion Energy management is not able to estimate the aggregate impact of these items on future period reported earnings.

About Dominion Energy

About 7 million customers in 15 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to providing reliable, affordable, and increasingly clean energy every day and to achieving Net Zero emissions by 2050. Please visit DominionEnergy.com to learn more.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forecasted operating earnings for the fourth-quarter 2023 that are subject to various risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to: the direct and indirect impacts of implementing recommendations resulting from the business review announced in November 2022; unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; extraordinary external events, such as the current pandemic health event resulting from COVID-19; federal, state and local legislative and regulatory developments; changes to regulated rates collected by Dominion Energy; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; the inability to complete planned construction projects within time frames initially anticipated; risks and uncertainties that may impact the ability to develop and construct the Coastal Virginia Offshore Wind (CVOW) Commercial Project within the currently proposed timeline, or at all, and consistent with current cost estimates along with the ability to recover such costs from customers; changes to federal, state and local environmental laws and regulations, including those related to climate change; cost of environmental strategy and compliance, including cost related to climate change; changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; changes in operating, maintenance and construction costs; additional competition in Dominion Energy’s industries; changes in demand for Dominion Energy’s services; receipt of approvals for, and timing of, closing dates for acquisitions and divestitures; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures, and retirements of assets based on asset portfolio reviews; the expected timing and likelihood of the completion of the proposed sales of The East Ohio Gas Company, Public Service Company of North Carolina, Incorporated, Questar Gas Company, and Wexpro Company, and their consolidated subsidiaries and related entities, as applicable, including the ability to obtain the requisite regulatory approvals and the terms and conditions of such approvals; adverse outcomes in litigation matters or regulatory proceedings; fluctuations in interest rates; the effectiveness to which existing economic hedging instruments mitigate fluctuations in currency exchange rates of the Euro and Danish Krone associated with certain fixed price contracts for the major offshore construction and equipment components of the CVOW Commercial Project; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; and capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms. Other risk factors are detailed from time to time in Dominion Energy’s quarterly reports on Form 10-Q and most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

#####

For further information: Media: Ryan Frazier, (804) 836-2083 or C.Ryan.Frazier@dominionenergy.com;

Investor Relations: David McFarland, (804) 819-2438 or David.M.McFarland@dominionenergy.com

Consolidated Statements of Income (GAAP)

Dominion Energy, Inc.
Consolidated Statements of Income *
Unaudited (GAAP Based)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(millions, except per share amounts)	2023	2022	2023	2022
Operating Revenue	$3,810	$3,963	$10,859	$10,135
Operating Expenses
Electric fuel and other energy-related purchases	1,049	1,217	3,010	2,625
Purchased electric capacity	19	16	42	45
Purchased gas	40	91	212	331
Other operations and maintenance(1)	842	842	2,478	3,595
Depreciation, depletion and amortization	663	630	1,884	1,832
Other taxes	162	172	517	531
Total operating expenses	2,775	2,968	8,143	8,959
Income (loss) from operations	1,035	995	2,716	1,176
Other income (expense)	56	61	646	(181)
Interest and related charges	192	360	1,066	673
Income (loss) from continuing operations including noncontrolling interests before income tax expense (benefit)	899	696	2,296	322
Income tax expense (benefit)	182	70	432	61
Net Income (loss) from continuing operations including noncontrolling interests	717	626	1,864	261
Net Income (loss) from discontinued operations including noncontrolling interests	(554)	152	(105)	775
Net Income (loss) attributable to Dominion Energy	$163	$778	$1,759	$1,036
Reported Income (loss) per common share from continuing operations - diluted	$0.83	$0.73	$2.16	$0.23
Reported Income (loss) per common share from discontinued operations - diluted	(0.66)	0.18	(0.13)	0.94
Reported Income (loss) per common share - diluted	$0.17	$0.91	$2.03	$1.17
Average shares outstanding, diluted	836.8	833.2	836.2	821.7
(1)
Includes impairment of assets and other charges (benefits) and losses (gains) on sales of assets.

*The notes contained in Dominion Energy's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Unaudited

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share amounts)	2023	2022	Change	2023	2022	Change
REPORTED EARNINGS(1)	$163	$778	$(615)	$1,759	$1,036	$723
Pre-tax loss (income)(2)	(779)	108	(887)	(1,715)	1,186	(2,901)
Income tax(2)	1,283	(39)	1,322	1,484	(173)	1,657
Adjustments to reported earnings	504	69	435	(231)	1,013	(1,244)

OPERATING EARNINGS (non-GAAP)	$667	$847	$(180)	$1,528	$2,049	$(521)
By segment:
Dominion Energy Virginia	532	618	(86)	1,308	1,576	(268)
Dominion Energy South Carolina	143	175	(32)	302	408	(106)
Contracted Energy	54	65	(11)	123	95	28
Corporate and Other	(62)	(11)	(51)	(205)	(30)	(175)
	$667	$847	$(180)	$1,528	$2,049	$(521)
Earnings Per Share (EPS)(3):
REPORTED EARNINGS(1)	$0.17	$0.91	$(0.74)	$2.03	$1.17	$0.86
Adjustments to reported earnings (after-tax)	0.60	0.08	0.52	(0.28)	1.22	(1.50)
OPERATING EARNINGS (non-GAAP)	$0.77	$0.99	$(0.22)	$1.75	$2.39	$(0.64)
By segment:
Dominion Energy Virginia	0.64	0.74	(0.10)	1.56	1.92	(0.36)
Dominion Energy South Carolina	0.17	0.21	(0.04)	0.36	0.50	(0.14)
Contracted Energy	0.06	0.08	(0.02)	0.15	0.12	0.03
Corporate and Other	(0.10)	(0.04)	(0.06)	(0.32)	(0.15)	(0.17)
	$0.77	$0.99	$(0.22)	$1.75	$2.39	$(0.64)
Common Shares Outstanding (average, diluted)	836.8	833.2		836.2	832.7

(1)
Determined in accordance with Generally Accepted Accounting Principles (GAAP).
(2)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings. Refer to Schedules 2 and 3 for details or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at investors.dominionenergy.com.
(3)
The calculation of reported and operating earnings per share on a consolidated basis utilizes shares outstanding on a diluted basis with all dilutive impacts, primarily consisting of potential shares which had not yet been issued, reflected in the Corporate and Other segment. Effective January 2022, the calculation of diluted reported and operating earnings per share assumes conversion, if dilutive, of the Series A preferred stock to common stock as of January 1, 2022. The Series A preferred stock was reclassified to a liability in June 2022 and redeemed in September 2022. During each quarter of 2023 and 2022, the calculation of reported and operating earnings per share includes the impact of preferred dividends associated with preferred stock of $9 million (Series B) and $11 million (Series C). Reported earnings per share for the nine months ended September 30, 2022 also includes the impact of preferred dividends associated with Series A preferred stock of $12 million. See Forms 10-Q and 10-K for additional information.

Schedule 2 - Reconciliation of 2023 Reported Earnings to Operating Earnings

2023 Earnings (Nine Months Ended September 30, 2023)

The $1.7 billion pre-tax net income of the adjustments included in 2023 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•
$1.2 billion of net benefit from discontinued operations, primarily related to $722 million associated with the sale of the remaining noncontrolling interest in Cove Point (including $626 million net gain on sale), and $519 million associated with the gas distribution operations expected to be sold to Enbridge.
•
$800 million net market benefit primarily associated with $183 million from nuclear decommissioning trusts (NDT) and $617 million in economic hedging activities.
•
$219 million of regulated asset retirements and other charges primarily associated with the settlement of Virginia Power’s 2021 triennial review.

(millions, except per share amounts)	1Q23	2Q23	3Q23	4Q23	YTD 2023(5)
Reported earnings	$997	$599	$163		$1,759
Adjustments to reported earnings(1):
Pre-tax loss (income)	(590)	(346)	(779)		(1,715)
Income tax	126	75	1,283		1,484
	(464)	(271)	504		(231)
Operating earnings (non-GAAP)	$533	$328	$667		$1,528
Common shares outstanding (average, diluted)	835.5	836.2	836.8		836.2
Reported earnings per share(2)	$1.17	$0.69	$0.17		$2.03
Adjustments to reported earnings per share(2)	(0.56)	(0.32)	0.60		(0.28)
Operating earnings (non-GAAP) per share(2)	$0.61	$0.37	$0.77		$1.75

(1) Adjustments to reported earnings are reflected in the following table:
	1Q23	2Q23	3Q23	4Q23	YTD 2023
Pre-tax loss (income):
Discontinued operations	$(337)	$(206)	$(684)		$(1,227)
Net loss (gain) on NDT funds	(123)	(158)	98		(183)
Mark-to-market impact of economic hedging activities	(272)	(58)	(287)		(617)
Regulated asset retirements and other charges	61	97	61		219
Net loss (gain) on real estate dispositions	81	(21)	16		76
Storm damage and restoration costs	-	-	12		12
Business review costs	-	-	5		5
	$(590)	$(346)	$(779)		$(1,715)
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings(3)	126	75	344		545
Deferred taxes associated with sale of gas distribution operations(4)	-	-	939		939
	$126	$75	$1,283		$1,484

(2)
The calculation of reported and operating earnings per share on a consolidated basis utilizes shares outstanding on a diluted basis with all dilutive impacts, primarily consisting of potential shares which had not yet been issued, reflected in the Corporate and Other segment. During each quarter of 2023, the calculation of reported and operating earnings per share includes the impact of preferred dividends associated with preferred stock of $9 million (Series B) and $11 million (Series C). See Forms 10-Q and 10-K for additional information.
(3)
Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, calculation of such amounts may be adjusted in connection with the calculation of the Company’s year-to-date income tax provision based on its estimated annual effective tax rate.
(4)
Represents deferred taxes related to the basis in the stock of the gas distribution operations expected to be sold to Enbridge that will reverse upon the completion of each sale.
(5)
YTD EPS may not equal sum of quarters due to share count difference.

Schedule 3 - Reconciliation of 2022 Reported Earnings to Operating Earnings

2022 Earnings (Twelve months ended December 31, 2022)

The $2.2 billion pre-tax net loss of the adjustments included in 2022 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•
$1.2 billion of net benefit from discontinued operations, primarily related to $436 million associated with the sale of the remaining noncontrolling interest in Cove Point and $745 million associated with the gas distribution operations expected to be sold to Enbridge.
•
$282 million net market loss associated with $559 million from nuclear decommissioning trusts offset by $277 million in economic hedging activities.
•
$1.5 billion charge associated with the impairment of certain nonregulated solar generation facilities.
•
$830 million of regulated asset retirements and other charges, including $404 million of charges for certain Virginia Power fuel and Regional Greenhouse Gas Initiative (RGGI) compliance costs deemed recovered through base rates, $243 million associated with the settlement of Virginia Power’s 2021 triennial review and $167 million for dismantling costs associated with the early retirement of certain Virginia Power fossil-fuel generation facilities.
•
$649 million loss associated with the sale of Kewaunee nuclear power station.
•
$125 million of storm damage and restoration costs.

(millions, except per share amounts)	1Q22	2Q22	3Q22	4Q22	YTD 2022(6)
Reported earnings	$711	$(453)	$778	$(42)	$994
Adjustments to reported earnings(1):
Pre-tax loss (income)	(125)	1,203	108	992	2,178
Income tax	105	(239)	(39)	(275)	(448)
	(20)	964	69	717	1,730
Operating earnings (non-GAAP)	$691	$511	$847	$675	$2,724
Common shares outstanding (average, diluted)	832.0	832.5	833.2	834.1	833.0
Reported earnings per share(2)	$0.84	$(0.58)	$0.91	$(0.07)	$1.09
Adjustments to reported earnings per share(2)	(0.03)	1.17	0.08	0.86	2.08
Operating earnings (non-GAAP) per share(2)	$0.81	$0.59	$0.99	$0.79	$3.17

(1) Adjustments to reported earnings are reflected in the following table:
	1Q22	2Q22	3Q22	4Q22	YTD 2022
Pre-tax loss (income):
Discontinued operations	$(511)	$(244)	$(206)	$(236)	$(1,197)
Net loss (gain) on NDT funds	125	454	112	(132)	559
Mark-to-market impact of economic hedging activities	102	(126)	107	(360)	(277)
Nonregulated asset impairments and other charges(3)	-	-	-	1,511	1,511
Regulated asset retirements and other charges	65	470	112	183	830
Sale of Kewaunee	-	649	-	-	649
Storm damage and restoration costs	94	-	-	31	125
Sale of Hope Gas, Inc.	-	-	(17)	(5)	(22)
	$(125)	$1,203	$108	$992	$2,178
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings(4)	18	(242)	51	(275)	(448)
Deferred taxes associated with Hope Gas, Inc. divestiture(5)	87	3	(90)	-	-
	$105	$(239)	$(39)	$(275)	$(448)

(2)
The calculation of reported and operating earnings per share on a consolidated basis utilizes shares outstanding on a diluted basis with all dilutive impacts, primarily consisting of potential shares which had not yet been issued, reflected in the Corporate and Other segment. As a result of reported net losses for the three months ended June 30, and December 31, 2022, any adjustments to earnings or shares would be considered antidilutive and are excluded from the calculation of diluted earnings per share. Effective January 2022, the calculation of diluted reported and operating earnings per share assumes conversion, if dilutive, of the Series A preferred stock to common stock as of January 1, 2022. The Series A preferred stock was reclassified to a liability in June 2022 and redeemed in September 2022. During each quarter of 2022, the calculation of reported and operating earnings per share includes the impact of preferred dividends associated with preferred stock of $9 million (Series B) and $11 million (Series C, issued in December 2021). Reported earnings per share for the three months ended March 31, 2022, June 30, 2022 and the twelve months ended December 31, 2022 also includes the impact of preferred dividends associated with Series A preferred stock of $7 million, $5 million and $12 million, respectively. See Forms 10-Q and 10-K for additional information.
(3)
In the fourth quarter of 2022, Dominion Energy determined that its nonregulated solar generation assets within the Contracted Assets segment were impaired following the determination that it expects it is more likely than not such assets will be sold before the end of their useful lives.
(4)
Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, calculation of such amounts may be adjusted in connection with the calculation of the Company’s year-to-date income tax provision based on its estimated annual effective tax rate.
(5)
Represents deferred taxes related to the basis in Hope Gas, Inc.'s stock that reversed when the sale closed in the third quarter of 2022. This charge is reflected as a component of current income tax expense on the sale in the third quarter of 2022.
(6)
YTD EPS may not equal sum of quarters due to share count difference.

Schedule 4 - Reconciliation of 3Q23 Earnings to 3Q22

Preliminary, Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023 vs. 2022		2023 vs. 2022
(millions, except per share amounts)	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS
Change in reported earnings (GAAP)	$(615)	$(0.74)	$723	$0.86
Change in Pre-tax loss (income)(1)	(887)	(1.06)	(2,901)	(3.47)
Change in Income tax(1)	1,322	1.58	1,657	1.97
Adjustments to reported earnings	$435	$0.52	$(1,244)	$(1.50)
Change in consolidated operating earnings (non-GAAP)	$(180)	$(0.22)	$(521)	$(0.64)

Dominion Energy Virginia
Weather	$3	$-	$(106)	$(0.13)
Customer usage and other factors	17	0.02	92	0.11
Customer-elected rate impacts	12	0.01	(66)	(0.08)
Rider equity return	34	0.04	83	0.10
Impact of 2023 Virginia legislation	(76)	(0.09)	(86)	(0.10)
Storm damage and service restoration	(11)	(0.01)	2	-
Depreciation and amortization	(8)	(0.01)	(20)	(0.02)
Renewable energy investment tax credits	(24)	(0.03)	(77)	(0.09)
Interest expense, net	(17)	(0.02)	(40)	(0.05)
Other	(16)	(0.01)	(50)	(0.07)
Share dilution		-		(0.03)
Change in contribution to operating earnings	$(86)	$(0.10)	$(268)	$(0.36)
Dominion Energy South Carolina
Weather	$14	$0.02	$(31)	$(0.04)
Customer usage and other factors	(2)	-	8	0.01
Customer-elected rate impacts	(11)	(0.01)	(29)	(0.04)
Base & RSA rate case impacts	1	-	7	0.01
Gains on sales of property	(15)	(0.02)	(27)	(0.03)
Depreciation and amortization	(6)	(0.01)	(13)	(0.02)
Interest expense, net	(6)	(0.01)	(20)	(0.02)
Other	(7)	(0.01)	(1)	-
Share dilution		-		(0.01)
Change in contribution to operating earnings	$(32)	$(0.04)	$(106)	$(0.14)
Contracted Energy
Margin	$(9)	$(0.01)	$13	$0.02
Planned outage costs(2)	(3)	-	3	-
Unplanned outage costs(2)	-	-	(2)	-
Depreciation and amortization	6	0.01	17	0.02
Other	(5)	(0.02)	(3)	(0.01)
Share dilution		-		-
Change in contribution to operating earnings	$(11)	$(0.02)	$28	$0.03
Corporate and Other
Interest expense, net	$(63)	$(0.07)	$(151)	$(0.18)
Other	12	-	(24)	(0.03)
Share dilution		0.01		0.04
Change in contribution to operating earnings	$(51)	$(0.06)	$(175)	$(0.17)

Change in consolidated operating earnings (non-GAAP)	$(180)	$(0.22)	$(521)	$(0.64)
Change in adjustments included in reported earnings(1)	$(435)	$(0.52)	$1,244	$1.50
Change in consolidated reported earnings	$(615)	$(0.74)	$723	$0.86
(1)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings. Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at investors.dominionenergy.com.
(2)
Excludes earnings impact from lower energy margins associated with Millstone outage.

NOTE: Figures may not sum due to rounding.